Exhibit 10.83

April 1, 2022

Arthur Butcher
ADDRESS LINE
ADDRESS LINE

Dear Art:
Congratulations on your promotion to Executive Vice President and Group President, Medsurg and APAC effective May 2, 2022. You will continue to be a member of Boston Scientific’s Executive Committee, an “executive officer” under the U.S. federal securities laws and an “officer” for purposes of Section 16 of the Exchange Act. You will continue to report to Michael Mahoney, Chairman, President and CEO. This letter and the Agreement Concerning Employment summarize our understanding of the terms of your employment.  We look forward to you formally accepting this offer.
COMPENSATION
Boston Scientific’s compensation programs provide our employees with significant compensation opportunities on a pay for performance basis.  The objective of these programs is to recognize and reward both individual and company performance during the performance year (defined as January 1st through December 31st of each year).
Base Salary:  Your base salary for this position will be $25,000.00 currently payable bi-weekly, equivalent to $650,000 on an annualized basis. Your performance and base salary will generally be reviewed on an annual basis during the normal executive review process and approved by the Executive Compensation and Human Resources Committee.  Your next performance and base salary review will be conducted during the normal executive review process, expected to commence in the first quarter of 2023.

Annual Bonus Plan:  You will continue to be eligible to participate in the Boston Scientific Corporation Annual Bonus Plan, subject to its terms. The Annual Bonus Plan provides employees with the opportunity for a variable financial incentive in recognition of performance each year.  Your 2022 annual target incentive will be increased from 70% to 75% of your base salary.  Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals.  Under the plan, generally you must be an employee on the date of payment to be eligible to earn and receive any bonus payment.
Deferred Bonus Plan: You will continue to be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan starting in 2022, subject to its terms. This plan allows you to save additional tax-deferred money for your future by deferring a portion of your annual bonus awarded under the Annual Bonus Plan. Specifically, under the plan, on an annual basis, you can elect to defer up to 75% of the Annual Bonus Plan bonus awarded to you subject to the provisions of the Plan. The open enrollment will be in June 2022 for the 2022 plan year (paid in Q1 2023) and every subsequent year following for which you are eligible

Promotional Equity Grant: As part of this offer, we are offering you an equity incentive award having a total value of $700,000 on the date of grant, which we expect to be May 2, 2022, subject to the approval of the Executive Compensation and Human Resources Committee.  Your award will be made pursuant to the Amended and Restated 2011 Boston Scientific Long-Term Incentive Plan (2011 LTIP) and the relevant award agreement. The equity incentive award could be in the form of Restricted Stock Units (RSUs) or non-qualified stock options or a mix of both RSUs and non-qualified stock options, depending on your preference. Both RSUs and non-qualified options will vest 25% per year, beginning on first anniversary of date of grant, and options expire on the 10th anniversary of the grant date. The election form will be sent under separate cover shortly after you have formally accepted this offer.

Thereafter, your performance and entitlement to long term incentive compensation grants will be reviewed in the normal course, on an annual basis. The mix of stock vehicles and target value for your level will be evaluated annually by the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors. The current program provides for an equal mix of Total Shareholder Return Performance Shares (TSR PSP), Free Cash Flow Performance Shares (FCF PSP), Restricted Stock Units (RSU’s) and Non-Qualified Stock Options.

BENEFITS
You will remain eligible to continue participation in all benefit programs for which you were previously eligible and enrolled. Boston Scientific reserves the right to change and/or terminate any aspect of our benefit offerings, including employer contributions toward benefits.
EMPLOYMENT AT WILL
You will remain an “at will” employee of Boston Scientific.  This means that you remain free to resign at any time.  Likewise, Boston Scientific will continue to have the right to terminate your employment at any time, with or without reason or notice.  Acceptance of this transfer acknowledges your continued understanding and acceptance of the “at will” nature of your employment.

ACCEPTANCE
This offer is contingent upon the following:
• An acceptance no later than April 4, 2022;

• A signed Agreement Concerning Employment
Please indicate your acceptance by acknowledging below.
Art, we would like to congratulate you on this well-deserved promotion and wish you continued success. We look forward to your acceptance of this offer.
Sincerely,
/s/ Michael F. Mahoney
Michael F. Mahoney              Chairman, President and Chief Executive Officer

Agreed to and Accepted by: /s/ Arthur Butcher                 Date: 4/2/2022 Arthur Butcher

Enclosures:
Agreement Concerning Employment